Exhibit 10.7

SHAREHOLDERS AGREEMENT

among

KRD Kurdoğlu Gıda Sanayi ve Ticaret A.Ş,

Pangaea Two, LP,

Pangaea Two Parallel, LP

and

Pangaea Foods, SPC for the Account of Pangaea Foods (China), SP,

Dated as of June 15, 2012

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT is made as of June 15, 2012 (this “Agreement”) by and among:

1.              KRD Kurdoğlu Gıda Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey (“KRD Kurdoğlu”);

2.              Pangaea Two, LP, a Delaware limited partnership (“PT”);

3.              Pangaea Two Parallel, LP, a Cayman Islands exempted limited partnership acting through its general partner Pangaea Two GP, LP (“PTP” and together with PT, the “Cartesian”); and

4.              Pangaea Foods, SPC for the account of Pangaea Foods (China), SP, a Cayman Islands segregated portfolio company (the “Company”).

The parties to this Agreement will be referred to collectively as the “Parties” and each, a “Party” in this Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in Article 1.1.

WHEREAS, the Company was formed to become a party to that certain Joint Venture and Investment Agreement by and among the Company, Cartesian, KRD Kurdoğlu and BK Asia Pac, Pte. Ltd (“BKAP”) dated as of May 11, 2012 (as in effect from time to time, the “JVIA”) and to make an investment in a newly-formed joint venture entity called Pangaea Foods (China) Holdings, Ltd. (“BK China”) pursuant to the terms thereof;

WHEREAS, KRD Kurdoğlu, PT and PTP have agreed to purchase ordinary shares and, solely in the case of KRD Kurdoğlu, redeemable shares of the Company on the terms and subject to the conditions set forth in that certain Subscription Agreement by and among the Company, KRD Kurdoğlu, PT and PTP dated as of the date hereof (as in effect from time to time, the “Subscription Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement for the purposes, among others, of (i) assuring continuity in the management and ownership of the Company, (ii) limiting the manner and terms by which Shares may be Transferred, and (iii) providing for certain other rights and obligations with respect to their investments in the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1                               Definitions. Unless otherwise defined herein, the following terms used in this Agreement shall have the respective meanings specified below:

“Affiliate” shall mean, with respect to any Party, (i) any entity, directly or indirectly through one or more intermediaries, which controls, is controlled by, or is under common control with, such Party, or (ii) if such Party is an individual, any relative by marriage or blood up to and including second degree of such individual, any trust whose principal beneficiary is such individual or any Person who is controlled by any such member or trust. For the purpose of this definition, “control” (including the correlative terms “controlled by” and “under common control with”), as used with respect to any Party, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Party and/or control the composition of its board of directors or equivalent body, whether through the ownership of voting securities, by contract or credit arrangement, as trustee, executor, agent, or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Law” shall mean, with respect to any Party, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Party or its subsidiaries or their respective assets.

“Approval Threshold” shall have the meaning set forth in Article 3.4(a)(vii).

“Big Four” means any of Deloitte Touche Tohmatsu, KPMG, PricewaterhouseCoopers or Ernst & Young LLP.

“BKAP” shall have the meaning set forth in the recitals to this Agreement.

“BK China” shall have the meaning set forth in the recitals to this Agreement.

“BK China Group” means, collectively, BK China together with the other members of the “JVC Group” as such term is defined in the JVIA.

“Board of Directors” shall have the meaning set forth in Article 3.1(a) herein.

“Board Member” shall have the meaning set forth in Article 3.1(a) herein.

“Bonus Shares” shall mean the shares issuable to the Company pursuant to Section 5 of the Subscription Agreement.

“Bulk Acquisition” shall have the meaning set forth in Article 3.4(a)(vi) herein.

“Business Day” shall mean each day of the calendar year other than days on which banks are required or authorized to close in Turkey and New York.

“Cartesian” shall have the meaning specified in the preamble to this Agreement.

“Chairman” shall have the meaning specified in Article 3.1(d) herein.

“Competitor” shall have the meaning specified in the JVIA.

“Debt” shall mean, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Person consisting of (i) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) obligations evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) all capital lease obligations of such Person properly categorized as such under GAAP, (iv)accrued interest on any indebtedness, obligation, claim or liability described in clauses (i) through (iii) above .

“Deed of Adherence” shall mean a deed in the form attached as Schedule 1 pursuant to which a transferee of Shares agrees to be bound by the terms of this Agreement without prejudice to Article 5.4(b) herein.

“Demand Notice” shall have the meaning specified in Article 10.1(a) herein.

“Demand Notice Date” shall have the meaning specified in Article 10.1(a) herein.

“Ecosystem Company” and “Ecosystem Companies” shall mean the group of Affiliates of the Kurdoğlu Family comprising the following entities: (i) TAB Gıda Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 316680 and with its registered office at Emirhan Caddesi, No: 109, Kat: 2- 3 Beşiktaş, Istanbul, Turkey; (ii) Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Gebze Trade Registry under no. 3513 and with its registered office at Tavşanlı Köyü, Kömürcüoğlu Caddesi, No: 7-11, Gebze, Kocaeli, Turkey; (iii) Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 620407 and with its registered office at Emirhan Caddesi, Ata Kule, No: 109, K:16, Istanbul, Turkey; and (iv) Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 3513 and with its registered office at Kömürcüoğlu Caddesi Taşocakları Mevkii No: 11 Tavşanlı Köyü Gebze Kocaeli, Turkey.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” shall mean any nation or government or other political subdivision thereof, any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, or any tribunal or arbitrators having jurisdiction over the matter or matters in question, or any self-regulatory organization, whether international, federal, state or local, domestic or foreign.

“Holder Indemnified Persons” shall have the meaning specified in Article 10.5 herein.

“ICC Rules” shall have the meaning specified in Article 12.12(a) herein.

“Information” shall have the meaning specified in Article 11.1(b) herein.

“Initial Public Offering” or “IPO” shall mean an initial public offering of Shares pursuant to an effective registration statement, if applicable, under Applicable Laws providing for the listing of the Shares or such other securities on an internationally recognized stock exchange.

“Initiating Holder” shall have the meaning specified in Article 10.1(a) herein.

“Investor Cash Contributions” shall have the meaning specified in the JVIA.

“JVIA” shall have the meaning specified in the recitals to this Agreement.

“KRD Kurdoğlu” shall have the meaning specified in the preamble to this Agreement.

“Kurdoğlu Family” shall mean, collectively, Korhan Kurdoğlu, Erhan Kurdoğlu, Ertuğrul Kurdoğlu, Yurdanur Kurdoğlu and Tuna Kurdoğlu.

“Listing” shall have the meaning specified in the JVIA.

“Lock-up Period” shall have the meaning specified in Article 10.3(a) herein.

“Losses” shall have the meaning specified in Article 10.5 herein.

“Major Decision” shall mean either a Company Major Decision or a BK China Major Decision as set forth in Article 3.4 and Article 3.5(d) herein.

“Memorandum and Articles” shall mean the Company’s memorandum and articles of association as amended from time to time in accordance with this Agreement;

“MFDA” shall mean the Master Franchise and Development Agreement contemplated by the JVIA, as in effect from time to time.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations.

“Nominating Holder” shall have the meaning specified in Article 3.1(b) herein.

“Notice” shall have the meaning specified in Article 12.3 herein.

“Offered Tag Shares” shall have the meaning specified in Article 5.2(a) herein.

“Other Shareholders” shall have the meaning specified in Article 5.2(a) herein.

“Parties” shall have the meaning specified in the preamble to this Agreement and shall include any and all Persons who become party to this Agreement in accordance with the terms hereof and a “Party” shall mean any one of the foregoing.

“Pending Arbitration” shall have the meaning specified in Article 12.12(e) herein.

“Permitted Transfer” shall have the meaning specified in Article 5.4(c) herein.

“Permitted Transferees” shall have the meaning specified in Article 5.4(c) herein.

“Person” shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority.

“Preemptive Shares” shall have the meaning specified in Article VI herein.

“Proposed Transferee” shall have the meaning specified in Article 5.2(a) herein.

“Receiving Party” shall have the meaning specified in Article 11.1(b) herein.

“Redeemable Share Price” shall have the meaning specified in the Subscription Agreement.

“Registering Holders” shall have the meaning specified in Article 10.1(a) herein.

“Registrable Securities” shall mean, collectively all Shares held by the Shareholders.

“Registrable Security Holder” shall, in the case of Registrable Securities issued by the Company, mean any Shareholder who holds such Registrable Securities or the rights to hold such Registrable Securities, or any Person to whom any Registrable Security Holder shall Transfer such Registrable Securities pursuant to this Agreement.

“Registration Expenses” shall mean all reasonable expenses incurred by the Company or BK China, as the case may be, in effecting any registration of Registrable Securities or shares of BK China pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company or BK China, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of legal counsels of the Registering Holders or Requesting Holders, as the case may be (but excluding the compensation of regular employees of the Company or BK China which shall be paid in any event by the Company or BK China, as the case may be).

“Related Party” shall mean any of the Board Members or Shareholders of KRD Kurdoğlu, and each of their respective Affiliates or relatives through blood or marriage, as applicable, including for the avoidance of doubt, each member of the Kurdoğlu Family.

“Required Effectiveness Date” shall have the meaning specified in Article 10.1(b) herein.

“Reserved Matters” shall mean, with respect to any Person, any of the actions specified in clause 12 of the JVIA.

“Secretary General” shall mean the Secretary General of the International Court of Arbitration of the International Chamber of Commerce.

“Shareholder” shall mean each of the shareholders of the Company and any other Person to whom any of such shareholders Transfer any of their respective Shares pursuant to the terms of this Agreement and who shall become parties to this Agreement in accordance with the provisions herein, including by executing the Deed of Adherence, and “Shareholders” shall mean all of such parties collectively.

“Shares” shall mean (a) the ordinary shares and redeemable shares of the Company issued pursuant to the Subscription Agreement or otherwise, (b) any securities of the Company which the Shareholders shall be entitled to receive, or shall have received, in connection with any stock splits, stock dividends or similar events with respect to the Company’s shares, and (c) any other securities into which or for which any of the Company’s shares may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Subscription Agreement” shall have the meaning specified in the recitals to this Agreement.

“Subsequent Dispute” shall have the meaning specified in Article 12.12(e) herein.

“Tag-Along Election Notice” shall have the meaning specified in Article 5.2(b)(i) herein.

“Tag-Along Notice” shall have the meaning specified in Article 5.2(a) herein.

“Tag-Along Notice Date” shall have the meaning specified in Article 5.2(a) herein.

“Tag-Along Right” shall have the meaning specified in Article 5.2(b)(i) herein.

“Tag-Along Shares” shall have the meaning specified in Article 5.2(b)(i) herein.

“Transfer” shall mean any sale, disposal, assignment, transfer (including by way of full or partial donation or barter), or any arrangement or transaction which would allow any Person the right to participate in the income, capital growth or voting rights of any Shares (except for proxies given in connection with General Assemblies).

“Transferring Shareholders” shall have the meaning specified in Article 5.2(a) herein.

“U.S. Dollars” and the sign “US$” shall each mean the freely transferable lawful currency of the United States of America.

“Violation” shall have the meaning specified in Article 10.5 herein.

1.2                               Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have throughout this Agreement the respective meanings set forth in such definitions.

1.3                               Other Definitional Provisions. The words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Unless expressly provided otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4                               Titles and Subtitles. The titles of the Articles, Sections, Annexes, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.5                               Schedules. The Schedules attached to this Agreement are incorporated herein by reference and are a part hereof for all purposes.

Article II

BUSINESS OF THE COMPANY

2.1                               Business of the Company

(a)                                 The purpose of the Company is to acquire, own and divest of its investment in BK China, to exercise and enforce its rights under the JVIA, and to carry out any and all activities incidental to such objective, in accordance with its Memorandum and Articles.

(b)                                 The Shareholders agree that their rights in the Company shall be regulated by this Agreement and the Subscription Agreement, whereby in case of any discrepancies between this Agreement and the Subscription Agreement, on the one hand, and the Memorandum and Articles, on the other hand, the Shareholders agree to use best efforts to endeavor to amend the Memorandum and Articles to be consistent with the Agreement and the Subscription Agreement as far as is permitted by the law of the Cayman Islands.

2.2                               Voting Agreement. The Shareholders covenant and agree with each other that so long as this Agreement is in effect, each shall vote its Shares and otherwise act so as to give effect to the provisions of this Agreement and to the rights granted hereunder.

Article III

BOARD OF DIRECTORS; MAJOR DECISIONS; BK CHINA RIGHTS

3.1                               Composition of Board of Directors.

(a)                                 The Parties hereby agree that the Board of Directors of the Company (the “Board of Directors”) shall consist of four (4) directors (each a “Board Member”), having a term of office up to three years or until the resignation or removal of such Board Member in accordance with this Agreement. KRD Kurdoğlu shall have the right to nominate and appoint three (3) Board Members to the Board of Directors and Cartesian shall have the right to nominate and appoint one (1) Board Member to the Board of Directors; provided, however, that (i) if KRD Kurdoğlu fails to fund the Redeemable Share Price payable by it pursuant to Section 2(a) of the Subscription Agreement, KRD Kurdoğlu shall not be entitled to nominate or appoint any Board Members to the Board of Directors and Cartesian shall have the right to nominate and appoint four (4) Board Members to the Board of Directors, in each case unless and until KRD Kurdoğlu funds the Redeemable Share Price payable by it pursuant to Section 2(b) of the Subscription Agreement, in which case KRD Kurdoğlu shall thereafter be entitled to nominate and appoint one (1) Board Member to the Board of Directors and Cartesian shall thereafter be entitled to nominate and appoint three (3) Board Members to the Board of Directors; and (ii) if KRD Kurdoğlu funds the Redeemable Share Price payable by it pursuant to Section 2(a) of the Subscription Agreement but fails to fund the Redeemable Share Price payable by it pursuant to Section 2(b) of the Subscription Agreement, KRD Kurdoğlu shall no longer be entitled to nominate and appoint three (3) Board Members to the Board of Directors and thereafter shall be entitled to nominate and appoint one (1) Board Member to the Board of Directors and Cartesian shall thereafter be entitled to nominate and appoint three (3) Board Members to the Board of Directors. For the avoidance of doubt Cartesian shall be entitled to appoint three (3) Board Members to the Board of Directors during the periods when KRD Kurdoğlu is entitled to appoint only one (1) Board Member to the Board of Directors. Upon the issuance of the Bonus Shares to KRD Kurdoğlu and so long as KRD Kurdoğlu retains such shares, KRD Kurdoğlu shall be entitled to appoint one (1) Board Member to the Board of Directors in the event it has no other representative on the Board of Directors.

(b)                                 Each Shareholder agrees to vote, or cause to be voted its Shares, now or hereafter owned, whether beneficially or otherwise, in the affirmative for the election of all Board Members designated and nominated by each of KRD Kurdoğlu and Cartesian in accordance with Article 3.1(a) (each of which shall be the “Nominating Holder”).

(c)                                  In case of a vacancy in any of the Board of Directors due to resignation, death, expiry of term or any other reasons, the new Board Member to fill in such vacancy may only be nominated by the Nominating Holder entitled to nominate such Board Member pursuant to the provisions of Article 3.1(a) and the Board of Directors shall appoint such nominee to fill the vacancy pending election of such nominee by Shareholders in accordance with the Memorandum and Articles. Subject to approval of such nominee’s appointment by the Shareholders, the nominee Board Member shall serve for the remaining term of office of his or her predecessor.

(d)                                 The chairman (“Chairman”) and vice chairman of the Board of Directors shall be elected by the Board of Directors by simple majority. The Chairman shall not have a casting vote; in other words, the Chairman shall only be entitled to one vote on any matter voted on by the Board of Directors and shall not have any special rights.

(e)                                  Board Member shall not be entitled to receive any compensation for their services on the Board of Directors.

(f)                                   Cartesian’s Board Member on the Board of Directors shall be entitled to the same level of access to the Company’s books, records, information, facilities, management and advisors as the other members of the Board of Directors. In furtherance of the foregoing, the Company and KRD Kurdoğlu shall ensure that Cartesian’s Board Member on the Board of Directors shall receive all financial and operating reports (in English) provided to the other members of the Board of Directors as and when such materials are sent to them.

3.2                               Meetings.

(a)                                 The Board of Directors shall meet at least once every three (3) months, if not required more often, and meetings may be convened by the relevant Chairman or by any Board Member at any time.

(b)                                 Meetings shall be held in Istanbul, New York or Shanghai or at such other location as may be agreed by the Board of Directors. Board Members shall receive not less than ten (10) Business Days’ prior written notice of any meeting and the proposed agenda (in English) by such Board Member calling for the meeting. All Board Members may by unanimous written consent waive the notice requirement for meetings. Decisions may be taken by the Board of Directors without a meeting if a proposal for action is submitted in writing to each of the Board Members and all Board Members consent in writing to such action.

(c)                                  The proceedings of meetings of the Board of Directors will be in English. The official minutes of meetings and resolutions taken therein shall be kept in English and shall be signed by the Board Members present at the meeting and circulated to all Board Members and Shareholders within 5 Business Days following any meeting.

3.3                               Quorums; Voting.

(a)                                 The Board of Directors shall meet in accordance with the following quorum and approval requirements:

(i)                 for any decision that is not a Major Decision, the meeting quorum shall require the participation of the majority of the Board Members(whether in person by means of telephone conference or similar communications equipment) and the affirmative votes of majority of the participating Board Members shall be required for the adoption of such decision; and

(ii)             for any decision that is a Major Decision in accordance with the provisions hereof, the meeting quorum shall require the participation of the Board Member elected by Cartesian and the affirmative vote of such Board Member elected by Cartesian shall be required for the adoption of such Major Decision.

(b)                                 For the purposes of this Agreement, “the majority of the Board Members” shall mean a simple majority of the Board.

(c)                                  Board Members may, and the meeting shall provide telephone conference or similar communication equipment necessary to allow Board Members to, participate in any meetings of the Board of Directors by means of telephone conference or similar communications equipment by means of which all Board Members participating in the meeting can hear each other and such participation in a meeting in this manner shall constitute presence in person at such meeting.

3.4                               Company Major Decisions.

(a)                                 The term “Company Major Decisions” shall mean (i) any Reserved Matter as it relates to the Company, and (ii) each of the following actions or events as they relate to the Company:

(i)                                    sale of a majority interest (i.e., at least 50% of KRD Kurdoğlu’s Shares or voting rights) in the Company;

(ii)                                change of control in the Company pursuant to which KRD Kurdoğlu no longer has the right to influence the management policies or determine the overall strategy of the Company in conjunction with a sale or issuance of Shares in the Company;

(iii)                            initiation of a voluntary bankruptcy procedure for the Company or for winding up of a Company (except for the merger of the Company into another Affiliate with no change in the ultimate ownership);

(iv)                             issuance or sale of an equity stake in the Company, including a public offering, rights issuance, warrant issuance or similar(except as contemplated by this Agreement and the Subscription Agreement);

(v)                                 incurrence of Debt by the Company;

(vi)                             sale or acquisition of assets by the Company except for the acquisition of shares pursuant to Section 16.1 of the JVIA and Article IV;

(vii)                         transactions between the Company and a Related Party;

(viii)                     change in the business of the Company;

(ix)                             the removal of the outside auditors of the Company;

(x)                                 the declaration or payment of any cash dividend or other distribution before the fifth anniversary of the date hereof; and

(xi)                             the Company’s granting or approving any waiver, consent, amendment or modification to the JVIA or MFDA.

(b)                                 Each Shareholder agrees to exercise its rights to procure that (i) no action is taken in relation to any Major Decision without the prior written approval of the Board of Directors (which for purposes of this Article 3.4 and Article 3.5(d) must include the prior written approval of the of the Board Member elected by Cartesian)and (ii) no executive or employee of the Company or the BK China Group shall takes any action relating to any Major Decision without obtaining such approval, as the case may be.

3.5                               Additional Rights of Cartesian Regarding BK China.

(a)                                 Each of Company and KRD Kurdoğlu each agrees that Cartesian shall be entitled to nominate at least one (1) member of the five (5) members of the board of directors of BK China that the Company is entitled to nominate and the provisions of Article 3.1 as they apply to Cartesian’s Board Member on the Board of Directors shall apply with respect to Cartesian’s rights and board nominee under this Article 3.5 mutatis mutandis such that, among other actions, the Company will exercise its rights to remove or appoint the designee of Cartesian only as directed by Cartesian. The Investor shall only consent to a Reserved Matter under Clause 12 of the JVIA or a BK China Major Decision upon the prior approval of both (i) Cartesian’s Board Member and (ii) any of two (2) KRD Kurdoğlu Board Member, if any.

(b)                                 Subject to clause 4 of the Subscription Agreement, the Company and KRD Kurdoğlu each agrees that Cartesian shall be entitled to cause the Company to exercise any preemptive rights on issuances of equity securities (including instruments or securities convertible into equity securities) of BK China so long as Cartesian pays the purchase price for such equity securities or instruments and any related transaction costs incurred by the Company. If Cartesian exercises its right pursuant to this Article 3.5(b), the Company and KRD Kurdoğlu shall take all actions necessary or desirable to effectuate such transaction as promptly as reasonably practicable, and the Company shall issue additional ordinary shares to Cartesian to reflect any such additional investment by Cartesian.

(c)                                  Cartesian may at any time request in writing that the Company shall (i) seek to cause BK China to complete a Listing as promptly as reasonably practicable in accordance with clause 17 of the JVIA, and (ii) participate in such Listing by selling shares of BK China to the maximum extent possible. If Cartesian exercises its right pursuant to this Article 3.5(c), the Company and KRD Kurdoğlu shall take all actions necessary or desirable to effectuate such transactions as promptly as reasonably practicable and to distribute the net cash proceeds of the sale of BK China shares to the Shareholders in accordance with this Agreement and the Memorandum and Articles, including by (A) causing KRD Kurdoğlu’s Board Members on the Board of Directors to vote in favor of any proposal made by Cartesian to effectuate any such Listing, (B) taking all necessary actions to make any necessary amendments to the JVIA or the memorandum and articles of association of BK China, to cause the Company’s shares in BK China to be included in such Listing and to be registered in the applicable jurisdiction and listed on the applicable stock exchange, and (C) to the extent commercially reasonable, redeeming shares of the Company held by Cartesian to reflect such sale of shares of BK China. All Registration Expenses incurred in connection with any such Listing shall be borne by BK China.

(d)                                 Each of the following actions or events as they relate to any member of the BK China Group shall be a “BK China Major Decision” and each Shareholder and the Company agrees to exercise its rights to procure that (i) no action is taken in relation to any BK China Major Decision without the prior written approval of the Board of Directors (which for purposes of this Article 3.5(d) must include the prior written approval of the of the board member of BK China nominated by Cartesian) and (ii) no executive or employee of the Company or the BK China Group shall take any action relating to any BK China Major Decision without obtaining such approval, as the case may be:

(i)                                    sale of a majority interest (i.e., at least 50% of its shares or voting rights) in such member of the BK China Group;

(ii)                                change of control in such member of the BK China Group pursuant to which KRD Kurdoğlu no longer has the right to influence the management policies or determine the overall strategy of such member in conjunction with a sale or issuance of shares in the member, except as otherwise permitted pursuant to the terms of this Agreement;

(iii)                            issuance or sale of an equity stake in a member of the BK China Group, including a public offering, rights issuance, warrant issuance or similar, except as otherwise permitted pursuant to the terms of this Agreement or the JVIA;

(iv)                             incurrence of Debt by any member of the BK China Group that will cause the aggregate Debt of the BK China Group to exceed $100 million;

(v)                                 sale or acquisition of assets (in a single transaction or group of related transactions) in excess of US$15 million (fifteen million U.S. Dollars) (the “Approval Threshold”) by the BK China Group except for purchases of inventory in the ordinary course of business by the BK China Group. For the avoidance of doubt, the Parties agree that the US$15 million threshold referred to herein shall apply to each single restaurant opening by the BK China Group individually and separately and such restaurant openings shall not be considered as a group of related transactions for the purpose of this Article 3.5(d)(vi) and any transaction for the acquisition of capital assets made in connection with the opening of more than one restaurant (a “Bulk Acquisition”) shall be allocated proportionally on a restaurant-by-restaurant basis and no approval of such transaction shall be required unless the allocation to a single restaurant in the group shall exceed the Approval Threshold. Notwithstanding the foregoing, the Parties shall provide 10 Business Days’ advance notice for informatory purposes to Cartesian before undertaking any Bulk Acquisition;

(vi)                             transactions between a member of the BK China Group and a Related Party;

(vii)                         change in the business of a member of the BK China Group; and

(viii)                     the appointment or removal of the outside auditors of a member of the BK China Group.

3.6                               Board Rights of KRD Kurdoğlu Regarding BK China.

(a)                                 Each of the Company and Cartesian agrees that KRD Kurdoğlu shall be entitled to nominate one of Korhan Kurdoğlu or Erhan Kurdoğlu as a member of the board of directors of BK China if the conditions set out in Section 2(c) of the Subscription Agreement regarding efforts on funding have been satisfied.

Article IV

INCENTIVE OPTIONS

4.1                               General. The Parties agree to use commercially reasonable efforts to cause BK China to create a customary management equity incentive plan reserving newly issued shares equal to 5% of the then-outstanding shares of BK China for executive officers of the BK China Group, which shall be determined by KRD Kurdoğlu at its reasonable discretion exercisable as and when the performance targets referenced in clause 16 of the JVIA are met. Furthermore, Cartesian agrees that members of the Kurdoğlu Family shall be eligible to participate in such plan (such participants, the “Kurdoğlu Executives”) regardless whether such plan is adopted at the BK China or Company level. With regards to the Kurdoğlu Executives, upon achievement of such performance targets referenced in clause 16 of the JVIA, Cartesian agrees that the Company shall issue a sufficient number of interests in the Company such that the Kurdoğlu Executives receive, in the aggregate, an increased equity interest, taking into account direct and indirect increases (including from BK China’s management equity incentive plan), in BK China equal to the difference between the equity issuable under plan terms described above and the actual equity issued to the Kurdoğlu Executives under the plan, including net shortfalls resulting from any exercise price obligation payable to BK China. The Parties agree that as a result of operation of the preceding sentence of this Section 4.1, Kurdoğlu Executives shall be entitled to a number of shares equal to 5% of the then-outstanding shares of BK China. For the avoidance of doubt, it is anticipated that such issuance could require the issuance of up to 16.37 new shares of the Company to the Kurdoğlu Executives. Notwithstanding the foregoing, any rights pursuant to this Section 4.1 shall terminate upon any failure to fund by KRD Kurdoğlu either of the Second Cash Contribution or Third Cash Contribution payable under Section 2(a) and Section 2(b) of the Subscription Agreement; provided that such rights shall not terminate until both Korhan Kurdoğlu and Erhan Kurdoğlu fail to attend a meeting of the board of directors of BK China. The Parties agree that the Kurdoğlu Executives may assign the benefit of the management equity incentive plan (including any shares issued thereunder) to KRD Kurdoğlu such that KRD Kurdoğlu holds such shares.

Article V

TRANSFER OF SHARES

5.1                               Applicability of JVIA. The Parties acknowledge and agree that the JVIA includes various restrictions and obligations pertaining to the issuance and Transfer of Shares and the listing of shares of the Company on any securities exchange, including those set forth in clauses 15, 22, 23 and 24 of the JVIA. Notwithstanding anything to the contrary set forth herein or in the Memorandum and Articles, those restrictions and obligations are hereby incorporated by reference and made a part hereof, mutatis mutandis, and in the case of any discrepancies between this Agreement and the Memorandum and Articles, on the one hand, and the JVIA, on the other hand, the provisions of the JVIA shall prevail over this Agreement between the Parties for so long as such provisions remain in force and effect.

5.2                               Tag-Along Rights.

(a)                                 At any time during the term hereof, in the event that a Shareholder (in such capacity, the “Transferring Shareholder”) wishes to directly or indirectly Transfer any of its Shares in the Company to a third party, the Transferring Shareholder shall promptly (but in any event within 10 Business Days) deliver to the other Shareholders(in such capacity, the “Other Shareholders”) a written notice (the “Tag-Along Notice”) stating (1) the number of Shares proposed to be Transferred in total, including any Tag Along Shares to be Transferred pursuant to this Article 5.2 (the “Offered Tag Shares”), (2) the identity (including the name and address) of the prospective transferee or transferees (the “Proposed Transferee”), (3) the amount of consideration for the Offered Tag Shares and (4) all material terms and conditions upon which the proposed Transfer is to be made (the date on which the Other Shareholders receive the Tag- Along Notice being the “Tag-Along Notice Date”). For the avoidance of doubt, the Transferring Shareholder shall have the obligation to inform the Other Shareholders of the substance of discussions with Proposed Transferees and such other Shareholder shall be entitled to receive and the Transferring Shareholders shall promptly provide as and when available material information related to a proposed sale of Offered Tag Shares to a Proposed Transferee (including material drafts of offers, letters of intent and agreements).

(b)                                 (i) Each Other Shareholder will have a period of fifteen (15) Business Days following the Tag-Along Notice Date in which to elect to sell to the Proposed Transferee its Shares on the terms and conditions and at the price per Share stated in the Tag-Along Notice (the “Tag-Along Right”). If an Other Shareholder chooses to exercise its Tag-Along Right, it shall within such fifteen (15) Business Day period deliver to the Transferring Shareholder a written notice (the “Tag-Along Election Notice”) stating that it wishes to participate in such Transfer, specifying the number of Shares that it wishes to sell, calculated in accordance with subsection (b)(ii) below (the “Tag-Along Shares”). Delivery of the Tag-Along Election Notice to the Transferring Shareholder shall constitute an agreement for the purchase and sale of the Tag- Along Shares by the Proposed Transferee, subject to Article 5.2(c)(i).

(ii)                                Each Other Shareholder shall have the right to Transfer a number of Shares to the Proposed Transferee based on its proportionate ownership of the Company.

(c)                                  (i) Each Other Shareholder will Transfer its Tag-Along Shares to the Proposed Transferee at the time and place at which the Transferring Shareholder shall Transfer its Offered Tag Shares to the Proposed Transferee. No Other Shareholder will be obligated to Transfer any Tag-Along Shares to the Proposed Transferee if the Transferring Shareholder defaults in its obligation to Transfer its Offered Tag Shares to the Proposed Transferee.

(ii) The Other Shareholders shall effect their participation in the sale at the closing of the transaction by promptly delivering to the Transferring Shareholder(s) for Transfer to the prospective Proposed Transferee duly executed share transfer forms and one or more certificates, if any, , which represent the Tag-Along Shares which the Other Shareholders are permitted to sell pursuant to Article 5.2(b).

(d)                                 If none of the Other Shareholders exercise their Tag-Along Rights, the Transferring Shareholder may (but shall not be obligated to) Transfer to the Proposed Transferee a number of Shares not greater than the number of Offered Tag Shares and thereafter the Other Shareholders will not be entitled or obligated to Transfer the Tag-Along Shares to the Proposed Transferee as part of this specific transaction for Transfer of Offered Tag Shares.

(e)                                  In the event that the material terms or conditions of the Transfer to the Proposed Transferee set forth in the Tag-Along Notice shall be modified or the Proposed Transferee shall refuse to purchase the Tag-Along Shares from the Other Shareholder, the Transferring Shareholder shall not Transfer to the Proposed Transferee any Offered Tag Shares without again complying with all of the terms and provisions of this Article 5.2. In addition, any Offered Tag Shares and Tag-Along Shares that are not Transferred by the Transferring Shareholder to the Proposed Transferee in compliance with this Article 5.2 prior to the date which is ninety (90) Business Days following the termination of the rights of the Other Shareholders pursuant to Article 5.2(b), may not be Transferred by the Transferring Shareholder without complying again with all of the provisions of this Article 5.2.

(f)                                   Without limiting Article 5.1, the Parties agree that any Transfer contemplated by this Article 5.2 shall be subject to clauses 15, 22, 23 and 24 of the JVIA, if and solely to the extent applicable, and any Transfer of Shares in violation of any such provisions shall be null and void ab initio.

(g)                                 For the avoidance of doubt, this provision shall not apply in case of Permitted Transfers.

5.3                               Initial Public Offering or Listing

(a)                                 Subject to clause 15 of the JVIA and Article 3.5(c), at any time after all Investor Cash Contributions have been fully paid in cash pursuant to the JVIA, each of KRD Kurdoğlu and Cartesian shall have the right to initiate an Initial Public Offering of the Company(or seek to cause a Listing of BK China pursuant to clause 17 of the JVIA).

(b)                                 Subject to clause 15 of the JVIA, each of the Shareholders agrees to cause the Board Members of the Board of Directors (or the members of the board of directors of BK China, as the case may be) designated or nominated by such Shareholder, if any, to vote in favor of any proposal made by the relevant Party to effectuate an IPO pursuant to Article 5.3(a). If, pursuant to the provisions of Article 5.3(a)and, if applicable, the JVIA, it is decided to proceed with an IPO or Listing, as the case may be, then each Shareholder shall take all actions necessary or desirable to effectuate such transactions as promptly as reasonably practicable and, in the case of a Listing, to distribute the net cash proceeds of the Company’s sale of BK China shares to the Shareholders in accordance with this Agreement and the Memorandum and Articles, including by (A) causing such Shareholder’s Board Members on the Board of Directors to vote in favor of any proposal made by a Shareholder hereunder to effectuate any such Listing, and (B) taking all necessary actions to make any necessary amendments to this Agreement, the Memorandum and Articles, the JVIA and/or the memorandum and articles of association of BK China, as the case may be, to cause the relevant Registrable Securities (or shares of BK China, as the case may be)

to be included in such IPO or Listing and to be registered in the applicable jurisdiction and listed on the applicable stock exchange.

(c)                                  All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Article 5.3 shall be borne by the Company or BK China, as the case may be.

(d)                                 The Parties acknowledge and agree that clause 15 of the JVIA includes restrictions and obligations pertaining to the listing of shares of the Company on any securities exchange. Notwithstanding anything to the contrary contained herein, the parties agree that their rights under this Article 5.3 shall be subject to the restrictions set forth in clause 15 of the JVIA and, in furtherance thereof, neither the Company nor any Shareholder shall take any action pursuant to this Article 5.3 in contravention of clause 15 of the JVIA without the prior written consent of BKAP.

5.4                               Permitted Transfers.

(a)                                 A Transfer of Shares in the Company may only be made in accordance with the provisions of Applicable Law, this Agreement, the JVIA and the Memorandum and Articles.

(b)                                 A Shareholder may Transfer, with or without consideration, any Shares to their respective Permitted Transferees (as defined below) without being subject to Article 5.2 provided that such Permitted Transferee acknowledges and agrees in writing (and delivers such writing to the other Party) to become a party to and to be bound by the terms and conditions of this Agreement by executing the Deed of Adherence as a condition precedent to the completion of the Transfer and being registered as a Shareholder. All Shareholders agree that upon execution of the Deed of Adherence a Permitted Transferee shall assume and acquire all rights granted to and obligations of the transferring Shareholder under this Agreement including, for the avoidance of doubt, its rights under Article V and obligations under Articles 9.2 and 9.3 of this Agreement.

(c)                                  “Permitted Transfer” means (i) in the case of any Shareholder that is a legal entity, a Transfer of Shares to such Shareholder’s Affiliates(provided that such Affiliate remains an Affiliate of such Shareholder at all times following the Transfer), or by an Affiliate of such Shareholder to such Shareholder or between one or more Affiliates of such Shareholder (provided in each case that that such Affiliates remain Affiliates of such Shareholder at all times following the Transfer);(ii) in the case of a Shareholder who is a natural Person, a Transfer of Shares to such Shareholder’s Affiliates; (iii) a Transfer of Shares among the members of Kurdoğlu Family; and (iv) transfers by KRD Kurdoğlu of up to 20% of the share capital of the Company, individually or in the aggregate, at any time on or prior to the first anniversary of the date hereof, if such Transfer is permitted under clause 22.4 of the JVIA (any transferee in any Transfer pursuant to clauses (i), (ii), (iii), and (iv) being referred to as a “Permitted Transferee”).

5.5                               Transfer Restrictions

(a)                                 Without prejudice to the provisions of this Article V, no Shareholder shall sell, transfer or assign its Shares or this Agreement to a Competitor who is not a Permitted Transferee. For the avoidance of doubt, in the case of any Transfer of Shares to a third party that is not a

Permitted Transferee, the rights of the transferor under this Agreement shall not be transferred to such third party except as expressly provided in Article 12.11.

(b)                                 If KRD Kurdoğlu Transfers any Shares of the Company to a third party for cash consideration, such consideration shall be paid to the Company at the closing of such Transfer in satisfaction, on a dollar for dollar basis, up to KRD Kurdoğlu’s current and future obligations to pay the Redeemable Share Price pursuant to Section 2(a) and Section 2(b) of the Subscription Agreement. Any Transfer of redeemable shares in violation of this paragraph shall be null and void ab initio.

(c)                                  Without limiting Article 5.1, the parties agree that the Transfer of Shares is subject to clauses 22, 23 and 24 of the JVIA, if and solely to the extent applicable, and any Transfer of Shares in violation of any such provisions shall be null and void ab initio.

5.6                               Combination. Upon the request by KRD Kurdoğlu, the Shareholders agree to cooperate and support each other in seeking to combine their or their Affiliates’ ownership interests in the Ecosystem Companies and the Company and complete such Combination. The Shareholders acknowledge the importance of the completion of such Combination particularly for the purpose of the funding of the Investor Cash Contributions under the JVIA. The Shareholders shall endeavour to structure any such transaction as tax efficiently as reasonably possible for the Parties and the jurisdiction of the combined company shall be Turkey or such other jurisdiction as is reasonably agreed based on tax efficiency. The valuation for the ownership interests of Affiliates of Cartesian shall be consistent with valuations for the shares of the Ecosystem Companies and the Company based on reasonable arms-length valuations determined by separate independent third-party transactions in the shares of the relevant companies (including, for the avoidance of doubt, an initial public offering or private sale of such shares).For further avoidance of doubt, the Parties acknowledge the importance of the timing of any combination carried out in accordance herewith and each of the Shareholders agrees not to challenge the proposed timing proposed by KRD Kurdoğlu.

Article VI

PREEMPTIVE RIGHTS

Except as otherwise agreed to among the Shareholders herein and except for issuances of securities pursuant to the Subscription Agreement, all Shareholders shall have pre-emptive rights with respect to the primary issuance of shares as a result of any capital increase in the Company (collectively, the “Preemptive Shares”). Except as otherwise agreed to among the Shareholders herein, the Company shall not offer, issue or sell, or enter into any agreement or commitment to offer, issue or sell, any Preemptive Shares, unless the Company shall first offer in writing to sell such Preemptive Shares to each of the Shareholders, on the same terms and conditions. If any of the Shareholders elects not to exercise its pre-emptive right in relation to a capital increase, the Board of Directors shall first offer such unsubscribed portion of the capital increase to the remaining Shareholders.

Article VII

AUDITORS AND COMPANY RECORDS

7.1                               Books and Records. The books and records of the Company shall be maintained in compliance with the Memorandum and Articles.

7.2                               Independent Outside Auditor. The Shareholders agree that the annual accounts of the Company shall be audited by one of the Big Four which shall be jointly nominated by Cartesian and KRD Kurdoğlu and elected by the Board of Directors as a Major Decision.

7.3                               Inspection Rights. To the extent permissible by law, the Company agrees to permit each Shareholder (or its representatives, including its representatives on the Board of Directors), upon reasonable notice and at reasonable business hours or such other times as any such Shareholder may reasonably request, to (a) visit and inspect any of the Company’s or BK China Group’s properties, (b) examine and copy the corporate and financial records of the Company or any member of the BK China Group, and (c) discuss the affairs, finances and accounts of the Company or the BK China Group with its respective directors, officers, key employees, lawyers, accountants, agents and other consultants. If the Company fails to act, or cause the BK China Group to act, in accordance with the provisions of this Article 7.3 in any material respect, the Parties shall use their reasonable endeavors to ensure that each Shareholder shall be entitled to instruct the Company’s independent auditor of the Company to prepare, at the cost of the Company or the BK China Group, as applicable, the relevant information and provide the same to the requesting Shareholder.

Article VIII

DIVIDEND DISTRIBUTION AND LIQUIDATION PREFERENCE

8.1                               Dividend Distribution.

(a)                                 Subject to Article 3.4 and except for any redemption of the redeemable shares pursuant to the Subscription Agreement or Article 8.2 (which shall be made as, when and for the consideration required by such agreement or Article), the Company shall declare or pay dividends and other distributions on the Shares as and when determined by the Board of Directors in its sole discretion.

(b)                                 Except as provided in Article 8.2, the Shareholders agree that the Company shall pay all dividends or distributions on the Shares to the Shareholders on a pro rata basis in proportion to their respective ownership percentages of the Company, which shall be calculated without regard to whether a Shareholder owns ordinary shares, redeemable shares or both types of shares; provided that any redemption of redeemable shares pursuant to the Subscription Agreement or Article 8.2 shall be made as, when and for the consideration required by such agreement or Article. For further clarity, on the date hereof KRD Kurdoğlu’s ownership percentage in the Company is 69% and Cartesian’s ownership percentage in the Company is 31%.

8.2                               Liquidation Preference. In the event of liquidation, bankruptcy or winding-up of the Company, the Company shall redeem all redeemable shares for nominal consideration of US$0.01 per share prior to the declaration or payment of any cash dividends or other distributions to the Shareholders such that only the holders of ordinary shares shall receive dividends or distributions in connection with any such liquidation, bankruptcy or winding-up (and only in respect of the ordinary shares held by them). For the avoidance of doubt, no holder of redeemable shares shall be entitled to receive any proceeds as a result of any liquidation, bankruptcy or winding up of the Company in respect of the redeemable shares.

Article IX

REGISTRATION RIGHTS

9.1                               Registration on Request.

(a)                                 If one or more Shareholders (as applicable, such Shareholders being referred to herein as the “Initiating Holders”)seeks to cause an IPO pursuant to Article 5.3, requesting that the Company effect the registration (under the Applicable Laws selected by the Initiating Holders) for resale of all or any portion of the Registrable Securities held by the Initiating Holders and specifying the intended method of disposition thereof (the “Demand Notice”) (the date on which the Company receives the Demand Notice being the “Demand Notice Date”), the Company shall promptly (but in any event within five (5) Business Days after the Demand Notice Date) forward a copy of the Demand Notice to all other Registrable Security Holders and each such holder shall have twenty (20) days from receipt of the Demand Notice to elect to include its Registrable Securities in such registration. The Registrable Security Holders shall exercise their right to include Registrable Securities in the relevant registration by delivering written notice to the Company within such twenty (20) day period specifying the number of Registrable Securities that the relevant Registrable Security Holder shall include in the registration statement (such electing Registrable Security Holders, together with the Initiating Holder being the “Registering Holders”). Registration of any of the Registrable Securities provided herein shall mean the listing of the Registrable Securities on the Hong Kong, London or New York Stock Exchange or the NASDAQ under Applicable Laws. Upon the receipt of written notice from the Initiating Holders, the Company will, subject to the terms of this Agreement, effect the registration of the Registrable Securities under the Applicable Laws which the Company has been so requested to register for disposition in accordance with the intended method of disposition stated in the Demand Notice.

(b)                                 The Company will prepare and file under the Applicable Laws as specified in the Demand Notice, no later than 90 days after the Demand Notice Date, a registration, registering for resale by the Registering Holders a sufficient number of Shares for the Registering Holders to sell the Registrable Securities requested to be registered. The Company will use its commercially reasonable efforts to cause such registration to be declared effective no later than the date which is 120 calendar days after the Demand Notice Date (such date being the “Required Effectiveness Date”). The Company will use its commercially reasonable efforts to cause the registration statement filed pursuant to this Article 9.1 to remain effective until the date on which all Registrable Securities registered pursuant to such registration statement shall have been sold to the public.

(c)                                  Priority in Requested Registrations. If a requested registration pursuant to this Article 9.1 involves an underwritten offering, and if the lead managers of such registration advise the Company in writing (with a copy to the Registering Holders) that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range acceptable to the Initiating Holders, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i)first, Registrable Securities requested to be included in such registration by the Shareholders (pro rata among them based on the number of Registrable Securities they sought to include in such registration),(ii)second, securities for the Company’s account (the proceeds of which will be used for general corporate purposes); and (iii) third, any other securities requested to be included in the relevant registration by third parties pursuant to registration rights granted by the Company in compliance with Article 9.6. For the avoidance of doubt, the number of Shares of Registrable Securities to be included by the Initiating Holders in such underwriting shall be reduced pro rata to the Shares of the Registering Holders electing to participate in such underwriting. For the avoidance of doubt, each Shareholder may demand registration of its Shares on the relevant stock exchange at any time after completion of the IPO and may sell its shares on the relevant stock exchange, subject only to share transfer restrictions in this or other applicable agreements.

9.2                               Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company shall, by notice to each Registering Holder, keep such Registering Holder advised in writing as to the initiation, progress and effective date of each registration, qualification and compliance, and, at the expense of the Company, the Company will carry out all necessary actions required for such registration.

9.3                               Lock-up Period

(a)                                 To the extent requested by the Company and the co-lead managers, each Registrable Securities Holder hereby agrees not to effect, and agrees to cause the Company not to effect, any public offering or distribution of Shares of the Company during the 180 day period beginning on the effective date of a registration statement of the Company with respect to the IPO or offering, as the case may be (except as part of such offering) in which Registrable Securities are included, unless the co-lead managers managing the registered public offering otherwise agree to a shorter period (the “Lock-up Period”). The foregoing provisions of Article 9.3(a) shall not apply to transactions related to Shares acquired in open market transactions after the completion of the registered offering referred to above.

(b)                                 In order to enforce the foregoing covenants, the Company may take any necessary actions with respect to the Registrable Securities until the end of the applicable Lock-up Period.

9.4                               Expenses. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Agreement shall be borne by the Company. Unless otherwise stated, all underwriting discounts, selling commissions and stock transfer taxes relating to Registrable Securities registered by the Registrable Security Holders shall be borne by the Registrable Security Holders holding such Registrable Securities pro rata to the number of Registrable Securities so registered.

9.5                               Indemnification by the Company. To the extent permitted by Applicable Law, the Company will indemnify and hold harmless each Registrable Security Holder, each of the employees, officers, directors, partners, members, managers, and other agents of each Registrable

Security Holder, any lead manager (as defined under Applicable Law) for such Registrable Security Holder and each Person, if any, who controls such Registrable Security Holder or lead manager (as defined under Applicable Law) (collectively, the “Holder Indemnified Persons”) against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including, without limitation, reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing (collectively, “Losses”), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or in any amendments or supplements thereto; (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any violation or alleged violation by the Company of Applicable Law. Notwithstanding the foregoing, the Company shall not be liable for any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information about the Registrable Security Holder furnished by such Registrable Security Holder expressly for use in connection with such registration.

9.6                               Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of each Registrable Security Holder, enter into any agreement with any holder or prospective holder of any securities of the Company which provides such holder or prospective holder of securities of the Company the right (a) to include such securities in any registration filed under this Article X or (b) to demand registration of their securities.

9.7                               Restrictions Imposed by JVIA. The Parties acknowledge and agree that clause 15 of the JVIA includes restrictions and obligations pertaining to the listing of shares of the Company on any securities exchange. Notwithstanding anything to the contrary contained herein, the parties agree that their rights under this Article IX shall be subject to the restrictions set forth in clause 15 of the JVIA and, in furtherance thereof, neither the Company nor any Shareholder shall take any action pursuant to this Article IX in contravention of clause 15 of the JVIA without the prior written consent of BKAP.

Article X

CERTAIN COVENANTS

10.1                        Announcements and Non-Disclosure of Confidential Information.

(a)                                 Announcements. None of the Parties hereto shall make any press statement or other public announcement (other than as required by Applicable Law) concerning the terms of or transactions contemplated by this Agreement or the JVIA without the prior written approval of the text of such statement or announcement (in the case of an announcement by KRD Kurdoğlu) by Cartesian or (in the case of an announcement by Cartesian) by KRD Kurdoğlu or (in the case of an announcement by the Company or BK China) by each of Cartesian and KRD Kurdoğlu, such approval not to be unreasonably withheld, it being agreed that any announcement concerning the terms of or transactions contemplated by the JVIA shall also require the prior written consent of BKAP to the extent required under the JVIA. In the case of any announcements required by Applicable Law or the rules of any stock exchange, the disclosing Party shall inform the other Parties of such disclosure and, to the extent reasonably possible, shall consult with such Parties on the nature of the disclosure.

(b)                                 Non-Disclosure of Confidential Information. Each of the Shareholders agrees that it shall take reasonable steps to prevent disclosure of, and to maintain the confidentiality of, the terms and conditions of this Agreement and any confidential or proprietary information of the Company which it receives under or in connection with this Agreement(the “Information”). Notwithstanding the foregoing, the Person receiving the Information (the “Receiving Party”) shall have no obligations under this Article with respect to Information which is (A) known to the Receiving Party on a non-confidential basis at the time of disclosure from the Company; (B) at the time of that disclosure, or thereafter, in the public domain other than pursuant to a breach of an existing obligation by the Receiving Party; (C) rightfully received from a third party without a restriction on further disclosure and without breach of the other provisions of this Article 10.1(b); (D) independently developed by the Receiving Party; or (E) Information which is required to be disclosed by any self-regulatory organization or by Applicable Laws or at request of any Governmental Authority; provided, however, that the Company is given prior notice of the disclosure of Information pursuant to this clause (E) to the extent such prior notice is reasonably possible. Each Party agrees that it shall maintain all Information in strict confidence; except that such Information may be disclosed to Affiliates, provided that any Party disclosing the Information to an Affiliate shall procure that such Affiliate maintains confidentiality as required pursuant to this Article 10.1(b). For purposes of this Article 10.1(b), the Affiliates of Cartesian shall include the limited partners, subsidiaries and advisors of Cartesian Capital Group, LLC. This obligation shall survive termination of this Agreement for a period of two years after the date on which a Shareholder ceases to be a shareholder of the Company.

10.2                        Business Rules; Compliance with Applicable Laws and Industry Best Practices. The businesses of the Company and the BK China Group shall be carried out in accordance with the corporate governance guidelines, rules and core values, internal procedures and standards concerning safety, health and environment, business conduct and ethics, people treatment, accounting procedures and practices including reporting, information technology standards, product quality requirements and data protection standards approved by the Board of Directors of the Company and BK China. The Parties agree to take any and all necessary measures in order to comply with Applicable Laws and industry best practices governing the businesses of the Company and the BK China Group.

10.3                        Related Party Transactions.(a)Each Shareholder shall procure that neither it nor any Person which is a Related Party shall enter into any Related Party transaction with the Company unless the proposed transaction:

(i)                                    is on an arm’s length basis, has a bona fide commercial purpose and is in line with market practices and in line with similar available terms in the market and with parties with similar qualifications having the capacity and know how to meet the needs of the Company and also be able to meet the time demands of the Company;

(ii)                                is entered into in writing;

(iii)                            has been disclosed to the other Shareholders as soon as practically possible after an offer has been made, in the format made by the Related Party; and

(iv)                             has been approved in accordance with Article 3.4.

Article XI

MISCELLANEOUS

11.1                        Term and Termination; Survival.

(a)                                 This Agreement shall become effective on the Closing Date and shall continue in full force and effect until terminated pursuant to Article 11.1(b).

(b)                                 This Agreement may be terminated:

(i)                                    by written consent of all of the Parties hereto;

(ii)                                unless otherwise agreed by the Parties: (1) upon liquidation of the Company; (2) in the event that Cartesian is being dissolved, liquidated or subject to bankruptcy or insolvency proceedings by a court of competent jurisdiction, or is entering into procedures to rearrange or readjust debt to avoid bankruptcy; or (3) upon nationalization, seizure or otherwise expropriation of all or substantial portion of any Shares or a substantial portion of the property or other assets of the Company, beyond the control of the Parties; or

(iii)                            with respect to any Shareholder, automatically upon the date such Shareholder ceases to be a shareholder of the Company by the transfer of all of its Shares in the Company in accordance with the terms of this Agreement.

(c)                                  The provisions of Articles 10.1, 11.1, 11.3, 11.4, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement.

(d)                                 Except in the case of a written agreement of the Parties to terminate this Agreement, the termination of this Agreement shall not release any Party from:

(i)                                    any liability which at the time of termination has already accrued to the other Parties or which thereafter may accrue in respect of any act or omission prior to such termination; or

(ii)                                any obligation which is specified to remain in effect for any period of time after the Transfer of all Shares by any Party.

11.2                        Waivers and Amendments. This Agreement may only be modified with the written consent of the Parties hereto. Except for the waiver requirements specifically provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.

11.3                        Notices, etc. Except as otherwise provided in this Agreement, all notices, consents, approvals, demands, requests, waivers and other communications (each a “Notice”) pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, by facsimile transmission (with written confirmation of receipt) or by certified or registered mail (postage prepaid, return receipt requested, if available). All such Notices shall be sent to the facsimile number or address (as the case may be) specified for the intended recipient in Schedule 2, or to such other facsimile number or address as such recipient may have last specified by Notice to the other Parties. All such Notices shall be effective upon receipt.

11.4                        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

11.5                        Successors and Assigns. This Agreement will be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the Parties hereto.

11.6                        Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy on the part of the Company or any Shareholder upon any breach or default of any Party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence thereof, or if in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

11.7                        Expenses. Except as otherwise specifically provided herein or in the Subscription Agreement, each Shareholder shall bear its own expenses incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the same, including the fees, applicable taxes and duties and similar charges and expenses of its respective legal counsel and financial advisors, unless otherwise agreed in writing by the Parties.

11.8                        Entire Agreement. This Agreement, the Subscription Agreement, the JVIA and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties, and supersede all prior understandings, negotiations and agreements (whether written or oral) between the Parties, including, for the avoidance of doubt, the term sheet signed by and between the Parties on or about May 2, 2012.

11.9                        Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution thereof of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law. If any part of this Agreement shall be held by any court of competent jurisdiction to be unenforceable against or by the Company, such part shall be treated as being severable from the remainder of this Agreement and the Company and the Shareholders shall promptly exercise their powers in relation to the Company to procure (insofar as they have power lawfully to do so) that the severable part is nonetheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the Parties hereto in relation to such part.

11.10                 Remedies. Each Party hereto is entitled to enforce its rights under this Agreement specifically, to recover damages caused by any breach of any provision of this Agreement, and to exercise all other rights existing in its favour. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

11.11                 Assignment

Save where this Agreement provides otherwise, none of the rights or obligations under this Agreement may be assigned or transferred in whole or in part by a Shareholder other than to its Permitted Transferee without the prior written consent of the other Shareholder. It is agreed that Cartesian shall remain jointly liable with its assignee against the other Parties for the fulfillment of all contractual obligations contained herein.

11.12                 Dispute Resolution.

(a)                                 Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which Rules are deemed to be incorporated by reference into this clause. Before any Party seeks arbitration as to any matter, such Party shall set forth in a written notice to the Chief Executive Officer or managing member, as the case may be, of the other Party a summary of the matter in dispute, and the Parties agree that their Chief Executive Officer or managing member, as the case may be, shall make a good faith effort to resolve such matter amicably within thirty days of such notice. Only if the matter is not so resolved shall any Party be entitled to institute an arbitration proceeding to resolve such matter.

(b)                                 Any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the construction or interpretation of this Agreement, or concerning the respective rights or obligations hereunder of the Parties hereto and their respective successors and permitted assigns, whether by operation of Law or otherwise that cannot be resolved within 30 days pursuant to Article 11.12(a) shall be referred upon the application of any Party to and finally resolved by arbitration.

(c)                                  The arbitration proceedings shall be conducted in New York in accordance with the then-existing ICC Rules, which rules are deemed to be incorporated by reference into this Article, before a three person panel of arbitrators. The language of the arbitral proceedings shall be in English.

(d)                                 The claimants, irrespective of the number, shall appoint one arbitrator, the respondents, irrespective of the number, shall appoint the second arbitrator within 25 Business Days of service of the notice of demand for arbitration, and the third arbitrator, who shall also act as chairman of the panel, shall be appointed by the Secretary General if the first two arbitrators cannot agree on the third arbitrator within 30 days after the appointment of the second arbitrator. The arbitrators need not be Turkish.

(e)                                  In the event an arbitration pursuant to this Agreement or the Subscription Agreement is pending (the “Pending Arbitration”), when a dispute arises pursuant to the other Agreement (the “Subsequent Dispute”), the Parties agree that the Subsequent Dispute shall be joined into the Pending Arbitration and finally settled by the arbitral tribunal appointed for said Pending Arbitration, as follows:

(i)                                    Any party to the Subsequent Dispute may request joinder of said dispute into the Pending Arbitration by written application to the arbitral tribunal, with copies to the other parties to the relevant agreements and to the Secretary General. Such request shall include those items described in Articles 4.3(a), (b), (c) and (d) of the 1998 ICC Rules. Parties to both the Pending Arbitration and the Subsequent Dispute shall be given 30 days to comment upon the request for joinder. Within this same period, the other party or parties to the Subsequent Dispute shall also provide to all parties and the arbitral tribunal the information called for in Articles 5.1(a), (b) and (c) of the 1998 ICC Rules.

(ii)                                After considering the request for joinder, and the comments of the other parties on joinder of the Subsequent Dispute, the arbitral tribunal shall decide by a procedural order upon the request for joinder, and may refuse such joinder only if (i) at least one party to the Pending Arbitration opposes the joinder and (ii) the arbitral tribunal deems that, in light of all of the issues raised in both arbitrations and the totality of the circumstances, it is clear that the interests of (x) judicial economy, (y) the prompt and efficient resolution of the issues presented in both arbitrations and (z) providing justice to the parties would be disserved by such joinder.

(f)                                   The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)                                 Any arbitration award shall be final and binding upon the Parties. Judgment on an arbitration award may be entered and enforced in any court of competent jurisdiction inside or outside of Turkey. The Parties hereby unconditionally and irrevocably waive their right to initiate legal action for the cancellation of arbitral awards.

(h)                                 The Parties hereby agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective addresses set out in this Agreement.

(i)                                    The expenses of the arbitration proceedings referred to in this Article shall be borne by the Parties in accordance with the applicable determinations of the arbitral tribunal.

11.13                 Language. This Agreement is intended to be interpreted in the English language. Any notice given under or in connection with this Agreement must be in English.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

KRD KURDOĞLU GIDA SAN. VE TIC. A.Ş.

By:	/s/ Korhan Kurdoğlu
Name:	Korhan Kurdoğlu
Title:

By:	/s/ Erhan Kurdoğlu
Name:	Erhan Kurdoğlu
Title:

Signature Page to Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

PANGAEA TWO, LP

BY: PANGAEA TWO GP, LP
Its: General Partner

By:	Pangaea Two Admin GP, LLC
Its:	General Partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

PANGAEA TWO PARALLEL, LP

BY: PANGAEA TWO GP, LP
Its: General Partner

By:	Pangaea Two Admin GP, LLC
Its:	General Partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

PANGAEA FOODS SPC FOR THE ACCOUNT OF PANGAEA FOODS (CHINA), SP

By:	/s/ Peter Yu
Name:	Peter Yu

Signature Page to Shareholders Agreement

Schedule 1

FORM OF DEED OF ADHERENCE

THIS DECLARATION OF ADHERENCE is made on [•]

BY [•] (the “Covenantor”)in favor of the persons whose names are set out in the Annex to this Declaration and is supplemental to the shareholders agreement dated [•] (the “Shareholders’ Agreement”) made by and between: Korhan Kurdoğlu, Erhan Kurdoğlu, Ertuğrul Kurdoğlu, Tuna Kurdoğlu, Sedat Üründül, Ömer Üründül, Entegre Harç Sanayi ve Ticaret A.Ş, Sedko İnşaat ve Ticaret A.Ş., Bedela İnşaat ve Ticaret A.Ş., Ata Holding A.Ş., TAB Gıda Sanayi ve Ticaret A.Ş., Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş. and Pangaea One Acquisition Holdings XV, LLC, a Delaware limited liability company with its address at 505 Fifth Avenue, 15th Floor, New York, NY 10017.

The Covenantor confirms that it has been given and read a copy of the Shareholders’ Agreement and covenants with each person named in Annex 1 to this Declaration to perform and be bound by all terms of the Shareholders’ Agreement as if the Covenantor were a party to it and named in it as a Party.

Article 11.12 of the Shareholders’ Agreement shall apply mutatis mutandis to this deed.

This Declaration is intended to be and is hereby delivered on the date hereof.

IN WITNESS whereof this Declaration has been executed as a deed by each of the parties on the day and year first before written.

[Full name of the Covenanter]

By:
Date:
Title:

Witnessed By:
Date:
Title:

We hereby agree and acknowledge adherence of the party whose name appears above to the Shareholders Agreement.

[Full name and signatures of the remaining Shareholders]

By:	By:
Date:	Date:
Title:	Title:

Witnessed By:	Witnessed By:
Date:	Date:
Title:	Title:

Annex 1: Names of Parties to Shareholders Agreement Including Those Who Have Executed Earlier Declarations of Adherence

Schedule 2

Notification Addresses of the Parties

Party	Notification Address

Pangaea Foods, SPC for the Account of Pangaea Foods (China), SP

KRD Kurdoğlu

Dikilitaş Mah.Emirhan Cad No: 109.

Kat:19 Atakule — Balmumcu

Istanbul Turkey

Facsimile: +90 212 310 6410

Attention: Erhan Kurdoğlu and Korhan Kurdoğlu

with a copy (which shall not constitute notice to the Company) to:

Cartesian Capital Group, LLC

505 Fifth Avenue, 15th Floor

New York, NY 10017

Facsimile: 212-446-6366

Attention: Peter Yu and Paul S. Hong

Pangaea Two, LP	Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017 Attention: Peter Yu and Paul S. Hong Facsimile: 212-446-6366 Email:

Pangaea Two Parallel, LP	Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017 Attention: Peter Yu and Paul S. Hong Facsimile: 212-446-6366 Email:

KRD Kurdoğlu	KRD Kurdoğlu Dikilitaş Mah.Emirhan Cad No: 109. Kat:19 Atakule — Balmumcu Istanbul Turkey Facsimile: +90 212 310 6410 Attention: Erhan Kurdoğlu and Korhan Kurdoğlu